EXHIBIT 99.2

OPERATOR: Good day and welcome, everyone, to the Multimedia Games Quarterly Conference Call webcast. [Operator Instructions] At this time, for opening remarks and introductions, I'd like to turn the call over to the Chief Executive Officer, Mr. Clifton Lind. Please go ahead, sir.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Thank you, Operator. I want to thank everyone for joining us on the call today. With me here today are Randy Cieslewicz and Shannon Brooks. The fiscal 2006 fourth-quarter and full-year operating results are reviewed in today's news announcement, and we'll provide some additional financial details on today's call. Q4 FY '06 revenues were $32.5 million, EBITDA was $15.6 million, and we've reported break-even results for the quarter, inclusive of $0.02 per share for share-based payment expense. Q4 FY '06 hold per day and net revenue per day from our installed base improved on a quarterly sequential basis, and our total installed base of player terminals also increased from the installed base as of June 30.

Besides this progress, I'm sure you're also interested in the details of our disappointing outlook for the first fiscal quarter, and why we don't believe this period will be representative of our prospects for the rest of the fiscal year. Before we continue, I want to ask Julia Spencer to review our Safe Harbor Language.

JULIA E.S. SPENCER, MULTIMEDIA GAMES - DIRECTOR OF CORPORATE PUBLICATIONS: Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgements concerning the future, and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially from those expected. Please refer to the "Risk Factors" section of our recent SEC filings. Today's call and webcast may include non-GAAP financial measures within the meaning of SEC regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP can be found on our website, multimediagames.com, in the Investor Relations section. I'll now turn the call back to Clifton Lind.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Thanks, Julia. As I noted earlier, we saw some encouraging signs in Q4 FY '06, in terms of hold per day, net revenue per day and the installed base of the units. We believe that we are on a course to generate improvements in each of these categories during 2007. The fourth quarter also brought positive developments in terms of the expansion of our board, the commitment to a new strategy to dramatically strengthen our Oklahoma operations, and our ongoing work with our financial advisors.

On the whole, 2006 proved to be a transition year in which we successfully navigated impediments in certain markets that remain important to us. We entered several new markets, including one that we expect to be a significant long-term contributor to our operations. And we endured setbacks in Iowa and Alabama that were not anticipated given the legislation and the legal opinions which we relied upon before entering these markets. And most important, in 2006, Multimedia laid a solid foundation for 2007, which we believe will commence a period of sustained profitability and growth.

As most of you are aware, during the past fiscal year, we continued to navigate the competitive challenges in Oklahoma. These challenges impacted our hold per day and installed base in this market, and in turn our revenue, EBITDA and net income, and earnings per share for the 12-month period. That being said, we believe that Multimedia is now in a stronger position than at any other time in the past several years to capitalize on our market presence and our long-term development agreements in Oklahoma. I'll review our operating strategy and opportunities for this market in just a few minutes.

In New York, throughout most of calendar 2006, we continued to endure a slow pace of growth in the total installed V[ideo] L[ottery] T[erminal] units, while incurring essentially the same operating costs for running the central system that we will need on a going-forward basis, as the rate of installations has recently significantly accelerated. As in Oklahoma, our operating results in New York are clearly set to improve.

An important new development for Multimedia Games during FY '06 was our agreement to enter the Mexico electronic bingo market with what we believe will be an excellent long-term strategic partner. While our operations have not grown as quickly as we initially expected, we continue to see progress in the installed base, and believe hold per machine will improve, as [will] the pace of new flagship facilities com[ing] online.

As I mentioned earlier, we endured setbacks in Iowa and Alabama. While we are never pleased to lose a market opportunity, I can tell you that our ability to open new markets with new products has historically proven beneficial to the company, and we continue to believe that this strategy will serve us well in the future. And of course, the core technology that supported the Iowa lottery system and the Alabama sweepstakes system can be modified for use in other markets, such as the growing electronic instant scratch-ticket sweepstakes promotion and amusement with prize opportunities both abroad and in the U.S.

As evidence of our ability to continue to enter new markets, we announced today some of our newest opportunities, including the sale of our player tracking system to a racino in New York, our role in the Rhode Island VLT market, and our new international opportunity for electronic bingo placements in Malta. These last few markets will come online in mid-'07 initially as relatively small opportunities, but with the expectation that we can continue to grow these over time and leverage our success there into other markets and create even more opportunities. Randy will now provide some additional insights on the Q4 FY `06 operating results.

RANDY S. CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: Thanks, Clifton. As noted in our press release this morning, total revenue for Q4 declined year over year to $32.5 million, but improved modestly on a quarterly sequential basis. The year-over-year decline primarily reflects a lower Class II installed base and a slightly lower hold per day. The year-over-year decline in Class II revenue was partially offset by modest improvements in charity revenues, and a 67% improvement in "Gaming revenues - All other," which includes contributions from compact games in Oklahoma, Class III back-office fees in Washington State, the New York Lottery, and Mexico.

On a quarterly sequential basis, gaming equipment, system sale and lease revenue declined to $0.5 million in the September 2006 quarter, from $1.8 million in the June 2006 quarter. The June 2006 quarter benefited from the sale of 78 player terminals in the Washington State Class III market, while we had no player terminal sales in the September 2006 quarter.

On a quarterly sequential basis, SG&A expenses for the September 2006 quarter were relatively flat compared to the June 2006 and March 2006 quarters. Compared to the September 2005 quarter, SG&A expenses increased approximately $1.5 million, primarily due to higher levels of legal expense, higher stock compensation from the adoption of [SFAS] 123(R), and higher salaries and wages related to higher full-time staffing levels. The year-over-year increase in full-time employees is primarily related to additional staff needed to address the Mexico market, and additional staff for our field service operations. For Q1 FY '07 we expect that our SG&A expenses will be in line with Q4 `06 levels.

Depreciation and amortization expense of $14.4 million was essentially flat on a quarterly sequential basis. We expect a modest increase in depreciation and amortization in the first quarter, based on our projected capital expenditures of $15[ million] to $17 million for the current quarter, most of which will be purchased in December. Our expected capital requirements consist of approximately 1,200 stand-alone units, and various maintenance cap-ex associated with refurbished units for the Mexico market.

Interest income increased on both a year-over-year and a quarterly sequential basis to $1.4 million. This increase reflects the interest income of $1.2 million related to imputing interest on the Riverwind advances of approximately $41.2 million. The discount on the note receivable as a result of imputing interest was recorded as a contract right, and will be amortized over the term of the contract.

Cash and cash equivalents at September 30, 2006 were $4.9 million, compared to $6.8 million at June 30. Cash flow from operations in the September 2006 quarter was $12.2 million. During the fiscal 2006 fourth quarter, we advanced $8.8 million for development agreements, which was partially offset by $3.1 million of repayment of receivables for development agreements. Of the $8.8 million advanced, all but $450,000 was recorded in notes receivable. For Q1 FY '07, we have advanced $2.2 million, and we do not expect to advance any more funds under the development agreements pending further discussions. In addition, during the quarter, we had net borrowings under our revolving lines of credit in capital lease obligations of $2.4 million. We did not repurchase any shares of our common stock in the quarter.

Accounts receivable increased by $4.2 million, to $17.8 million as of September 30, 2006, from $13.6 million as of June 30, 2006, due in part to the integration of stand-alone units into our billing system. The current portion of our notes receivable increased from $8.8 million on June 30, 2006 to approximately $17 million at September 30, 2006, due to the expected payback period from the Riverwind note receivable.

As of September 30, 2006, we had total outstanding borrowings under our revolving lines of credit of $56 million, leaving an availability of $6.5 million, which was further reduced by letters of credit totaling $1.1 million. As mentioned in our press release, the board has authorized management to negotiate an increase in our credit facility from $75 million to up to $150 million.

Finally, as part of our shift to compact games in the Oklahoma market, our Q1 income statement for fiscal year 2007 will have "Compact revenue" as a separate line item. We also continue to evaluate other aspects of the income statement presentation. I will now turn the call back to Clifton.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Thanks, Randy. Now I'd like to review the opportunities for certain key markets for 2007 and beyond. In Oklahoma, we have had very meaningful success with the recent placements of stand-alone, one-touch devices, which are generating hold per day that is significantly above that of the standard-sequence bingo units that they have been replacing. As of September 30, these stand-alone devices represented 13% of our installed base in the market. Our initial placements have been WMS units, and we will continue to roll out these games. We're happy to talk today for the first time publicly about our new relationship that allows us to put Aristocrat offerings in the field.

In the immediate future, we will begin placing these popular Aristocrat offerings, and shortly thereafter, we will supplement these two forms of stand-alone games with our own proprietary stand-alone games. I'd like to emphasize that with WMS, Aristocrat and MGAM's Class II and stand-alone game offerings; our emphasis will be on establishing exactly the right product at each of the facilities, [one] that maximizes the net gaming revenue for us and for our customers. We expect that by the end of 2007, the vast majority of our installed base in Oklahoma will be stand-alone units. Based on the performance to date of these stand-alone units, we expect that MGAM's portfolio of WMS Games, Aristocrat Games, and finally, some proprietary offerings can significantly increase the net gaming revenue derived from this market.

Another important point to understand is that a meaningful portion of the new one-touch games we are developing or deploying are replacing Class II units that were placed on a revenue-share model that is equivalent to the Class III revenue-share model. Therefore, our net gaming revenue from these placements should substantially improve. Over the next several weeks and months, we will accelerate placements of the stand-alone games. So, we should begin to realize real improvement in our results from this market in the immediate future.

Related to this important change in Oklahoma strategy, and early in calendar `07, we are now in a position to offer a significant variety of games to address the Oklahoma market. We believe this will help us drive unit placements in the market going forward. Our prospects in several other markets are also improving. In New York there are now approximately 9,500 VLTs installed at racetracks across the state, with the expectation of an additional 3,000 plus units to be added over the next several months.

Revenue throughout the state continues to grow, particularly with the well-received introduction of the VLTs at the Empire City facility at the Yonkers racetrack. In addition, New York properties that have been open for a period of time are also reporting solid same-store revenue improvements. These factors, of course, contribute to to our near-term optimism for this market. With the growing installed base "in revenue," we expect our New York operations to be at least break even in the state, beginning with our Q3 FY '07 quarter, with growing benefit to income and earnings per share thereafter.

The Mexico market remains a promising opportunity for Multimedia. Over the Thanksgiving holiday, our customer in that market opened the second of their flagship properties, and we now have approximately 920 units in five locations. Our customers' current plans call for six additional flagship properties over the next six to seven months. Driven by these new facility openings and our customer's planned advertising campaign, players in the markets will become increasingly aware of both this new form of entertainment and of the new properties. Based on new unit placements, ongoing property openings, and growing net revenue from this market, we expect in our operations in Mexico to begin to contribute to earnings in the first half of calendar `07.

FY `07 will also see Multimedia enter at least two new markets. As I noted earlier, we will place our first stand-alone VLT games in the lottery market early in calendar `07 with 50 units in Rhode Island, and we certainly hope to grow this installed base going forward. We'll also place the first of our units in a new international electronic bingo market at two locations in Malta. We'll place about 150 revenue-share units there initially, and we'll continue to work with our customer to grow this installed base. We believe these are certainly positive developments, and further evidence that we can broaden our product offering and revenue sources.

We are entering the early stages of an expected 18-month replacement cycle for our customers in Washington State, and we expect to develop new business in 2007 in the domestic and international charity and electronic bingo markets, as well as other new markets, and we look forward to reporting to you as these come online.

While we have a strong focus on growing our operations in current markets and entering new markets, we are also focused on managing costs. Management continues to review opportunities to affect cost savings where appropriate, and we continue to make progress in this regard as evidenced by the relatively stable SG&A expenses over the past few quarters, and our expectation that this trend will continue.

Our search for a new CFO continues to move forward, and we anticipate having someone in place as soon we find the right person with the right skill set to best serve our company and its shareholders. It should be noted that the strategic review process with our financial advisor, and the shareholder activism matters in the recent months likely have had some impact on the pace of this progress. As announced, we added two new directors to the board this past September,(1) both of whom are experienced in both finance and operations, and we look forward to the contributions that they have made--we look forward to contributions they will make in the future, and we appreciate the contributions they've already made to our board process.

With respect to Bear Stearns and their ongoing review of the company and opportunities to enhance shareholder value and our strategic direction, the process continues. The review they are conducting is comprehensive, and the board is actively engaged in this process with our advisors. It is also important to remember that this review and any possible course of action that is recommended or ultimately acted upon must also take into account developments such as those that we reviewed this morning.

We hope to report the results of our work with Bear Stearns at or prior to our annual shareholders' meeting in the second calendar quarter of 2007. Reflecting the anticipated positive progress in our market and management's and the board's continued confidence in our direction, our board has authorized management to negotiate an increase in our credit facility of up to $75 million in additional borrowing capacity.

(1) Mr. Lind misspoke during this sentence of the teleconference. He intended to refer to the month of October.

If such an increase is successfully negotiated, and we are confident that it will be, subject to business opportunities and other developments, the uses of the increased facility could include capital expenditures related to conversions in our Class II markets, capital expenditures related to entering new markets, general working capital purpose, and the expansion of our share repurchase program from its current level up to $25 million.

Before we get to your first question, let's review our decision, following a very long period of reflection and discussion, to revise our guidance practice. In lieu of providing quarterly earnings per share guidance, we are initiating the practice whereby beginning in January we will provide midmonth updates on our installed base, and the composition of this installed base and the markets, and any new market updates that we have.

This new practice carefully considers not just the company's reliance on current recurring revenues, many aspects of which are largely beyond our control, but also the uncertainty created by what we believe to be a very significant and positive transition that is ongoing in our current market. Of course, as I noted earlier, we believe this transition will continue to be very positive for the company. Operator, let's open the floor for questions.

QUESTIONS AND ANSWER SECTION

OPERATOR: [Operator Instructions] And we'll take our first question from David Katz with CIBC World Markets.

DAVID KATZ, CIBC WORLD MARKETS - ANALYST: I wanted to just talk a little bit about Mexico for a moment. When I look at the ramp-up in that market, I guess I separate it into two buckets; one is the build-out and unit growth part, and then there's the sort of win-per-day aspect of it. And one of the observations I made during my visit is that marketing there hasn't really begun to occur. I would love some sort of updates on that from your partner as to sort of what their marketing plans are. Because I think the unit growth will happen, but in terms of them getting out there and sort of generating awareness that it exists, I think is an important driver, as well.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: OK, David, thank you for that question. Yes, I agree, we have been disappointed both in the rate of openings and with the level of hold per day from the units. I want to remind you that as of Thanksgiving, we now have only two of what they consider their flagship permanent facilities open; beginning in the first quarter of next year, the pace of opening flagship locations will increase. Our customer has told us that they will begin their advertising and promotion of these new flagship branded facilities as soon they get one or two more open, so we would expect in the first quarter of the year for them to significantly pick up their rate of promotion of these facilities. I think they have felt that they just--since three of the current locations are only viewed as temporary locations, they feel that they would not yet get the bang for the buck that they will once they get more flagship locations open.

DAVID KATZ, CIBC WORLD MARKETS - ANALYST: Right, and then my second question is, you make mention of your system being selected at Yonkers Raceway, which is great news, but if you could help me think about sort of how you get paid for that?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: It would be the Yonkers...

DAVID KATZ, CIBC WORLD MARKETS - ANALYST: Empire City, Yonkers Raceway.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Yes, the player tracking system was a sale, the sale revenue will be recognized after the end of the warranty period I believe, is how we will recognize that. So, it was not recognized in the quarter in which it was installed and placed, but once the 12-month warranty period is over, it will be recognized.

DAVID KATZ, CIBC WORLD MARKETS - ANALYST: And any ability to share sort of what the order of magnitude on that fee was?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: We are subject to a confidentiality agreement with that sale, as we are on most sales, so I would not--could not comment specifically on the size of it.

DAVID KATZ, CIBC WORLD MARKETS - ANALYST: Right, and one last one and then I'll step aside: In Oklahoma, obviously, the transition continues to more compacted games, and I believe in your commentary, you talked about those compacted games generating significantly higher [revenue] than your existing Reel Time Bingo units; on a relative basis, not asking for a exact numbers, but if you could perhaps give us some perspective on how much greater those units are winning.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: David, it is very meaningful and large; as you can imagine, as we put the machines in, we go in and take out our oldest bingo units and our oldest bingo content, and so on a machine-by-machine analysis, the improvement is very impressive, but it varies so much from location to location and from unit to unit, that I don't want to get more specific, but it would be very significant.

DAVID KATZ, CIBC WORLD MARKETS - ANALYST: OK, not to put any words in your mouth, but if we were removing a machine, let's say, that was earning 80 bucks a day, we might be replacing it with something that was double that?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO:Yes, I think that you can count on us to be very carefully analyzing our internal rate of return and the ROI on those investments. And even assuming that we went in some cases from a 30% to a 20% revenue share, the rate of return on that equipment is very impressive. So it would have to be something very significant, like you've mentioned, in order for us to be so excited about accelerating this project.

DAVID KATZ, CIBC WORLD MARKETS - ANALYST: OK, I'm sorry, I lied. One last quick one, which is, looking forward, can you talk about--and I apologize, Randy, if I missed some of this--but can you talk about sort of what your capital commitments are the next few quarters and try to think about how you allocate capital, whether it's to share repurchase or whether you have other commitments to use it for.

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: Yes, well, as I mentioned, we projected the quarter that we're in to be $15 million to $17 million. That will get us to about 2,500 stand-alone units at the end of the period. With our acceleration through the first quarter, we expect that our first--I'm sorry--our second quarter to be, again, significant. That depends on I guess physical hurdles that we have to overcome to get all these units out as quickly as possible. So what I would say is it's significant this quarter and next quarter, and then falling off as we have the units converted to Class III stand-alone units in Oklahoma. So, I don't want to give you [figures] for a full year, but I can say that the $15 million to $17 million will be--that will be pretty consistent probably for Q2, and then falling off. I would even say that it could come down, depending on where our content is and where our stand-alone products are in Q2.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Yes, David, let me say that it is not clear that--as you are aware, we are constantly collecting money from the development agreements that we've done over and above our revenue. And it is not clear that we are going to have to use any of the expanded [credit] facility to support cap-ex expenditures. And so the other part of your question was what might be available, and I'm just saying that our internal forecast shows that it is--unless we have some exciting new market-expanding opportunities beyond the ones we've mentioned today, that we're probably going to internally generate enough funds along with the existing credit facility that we already have in place to take care of our cap-ex needs.

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: And following up to what Clifton said, the notes receivable from the development agreements should yield us anywhere from $500,000 to $1.5 million a month in terms of repayments.

DAVID KATZ, CIBC WORLD MARKETS - ANALYST: So, if you were so inclined, you could begin repurchasing shares immediately, again, if you were so inclined?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Well, of course all of that is subject to the direction from the Board of Directors, but we are--our agreement with the board is that management will get the new credit facility in place, and then at that time the board will review its authorization to let us move forward. And as you're aware, the past practice has been for the board to give management authority to make the purchases, and we would expect that to be forthcoming after the first of the year when we get the credit facility in place.

DAVID KATZ, CIBC WORLD MARKETS - ANALYST: Thanks very much.

OPERATOR: And we'll take our next question from Ryan Worst with Brean Murray.

RYAN WORST, BREAN MURRAY - ANALYST: Thanks, good morning.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Hi, Ryan.

RYAN WORST, BREAN MURRAY - ANALYST: Clifton, could you provide just some color on the removals that you experienced during the quarter as far as what--where the Class II removals came, how much was in Oklahoma, and if you lost games in California?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: OK. Well, let me say that some of the removals that show up in the number, Ryan, are the result of expansion programs that are underway in a couple of facilities, and that certain machines have been removed from the facility, put in storage vans outside the facility, and will be reinstalled when the expansion programs are complete. But I'll let Randy give you the specific color on that.

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: Most of the Class II machine removals were from Oklahoma, and it's 64 in charity markets. Now you've got to remember, there was a large install in July at Riverwind. We had roughly--this is gross numbers not net numbers--903 Class II out of Oklahoma removed, and we replaced that with basically 850 stand-alone products. So that kind of gives you an idea of the shift in Oklahoma.

RYAN WORST, BREAN MURRAY - ANALYST: Right, so the gross removals were only 53 in Oklahoma. Is that what you're saying?

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: The net numbers in Oklahoma; we had 6,600 units in Oklahoma this quarter, and let me just flip to what it was in the prior quarter. We had 6,100 units in Oklahoma in the prior quarter. So net net, we're up 500 units in Oklahoma.

RYAN WORST, BREAN MURRAY - ANALYST: OK, great, thanks. And then since you're providing revenue from compacted games next quarter, could you provide what that was in the fiscal fourth quarter?

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: Sure, it was $4.2 million.

RYAN WORST, BREAN MURRAY - ANALYST: OK, thanks. And then could you talk about kind of the loss that you guys experienced in your Mexico operations and as well--New York as well? Did those two markets seem to be a drag on earnings right now?

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: Yeah, um...

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Randy, let me handle that. In New York, Ryan, as you know, we had been losing in prior quarters about $0.025 cents per share per quarter in New York. And by the time the Yonkers expansion is complete, we'll be at a run rate where that will be at least break even, and if the current trends in revenue revenue per day growth continue, then it will be above break even after we get the next Yonkers expansion done. The final Yonkers expansion, which is now supposed to take place about the first of February, but then we'll have to get it a full run rate of that in the following quarter.

In Mexico, we've had, as you can imagine entering an international market, for the year, there were significant start-up costs, both from a operation and a legal and SG&A standpoint, and those are behind us now, and we feel, with the opening of the next couple of flagship units occurring in the first quarter, first calendar quarter, by the time we get to the second calendar quarter, we'll have enough flagship units opened up that we should--that Mexico should be contributing to earnings.

RYAN WORST, BREAN MURRAY - ANALYST: OK, and Clifton, after February 1, `07, how many games are expected to be at Yonkers?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: 5,500.

RYAN WORST, BREAN MURRAY - ANALYST: OK and...

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: Ryan, let me give you the numbers here for Mexico as far as the earnings per share number. The loss in Mexico for Q4 was about $190,000.

RYAN WORST, BREAN MURRAY - ANALYST: OK.

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: That's a rough estimate, and then for the year it was closer to $1.8 million. [Rather,] $1.5 million.

RYAN WORST, BREAN MURRAY - ANALYST: OK. Great. And then how much do you expect to spend on conversion games in total in Oklahoma, and then really the same question for Washington. Are you expecting to spend a lot of cap-ex for that replacement cycle in Washington?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: There will be no cap-ex associated with Washington. That is a sales model up in that state, so that will just be generating sales revenue. And in Oklahoma it purely depends on the mix of games that we put out there. We are going--we are very excited about both the success of the WMS stand-alone offerings, and could not be more pleased that we are supplementing that for our customers with the Aristocrat offerings. As you are aware, in local markets, and most of our Oklahoma facilities should be considered locals markets, the Williams and Aristocrat offerings do extremely well. So we think we are doing to be offering to our customers the greatest variety that we can. Our--although our commercial arrangements with both of our suppliers are confidential, let me say that they--we are not at a disadvantage to what their normal business practices are, and so we feel that we can very competitively place these.

Randy gave you the cap-ex that we expect to spend in the first two quarters. And as far as for those units, we have to put on each of those a communication device, since the vast majority of the facilities in Oklahoma are not SAS-based back-office system[s] but S2S based back-office system[s], and the hardware to enable that communication varies from $350 to $650 depending on the requirements, and so the cap-ex is not very great to modify those machines.

Now, if you're asking specifically about modifying our platform, we'll receive in the next week approval of our Oklahoma racing commission platform that we will be deploying our one-touch games on in Oklahoma, and to convert one of our existing player stations to a stand-alone device in that market is for us $50 worth of hardware and then a software download. So the first conversions that we will make in Oklahoma cost us virtually nothing to get a stand-alone game running there.

Now, as you are aware, we had a very popular new platform that we showed at G2E, which included our new wide-body series and our five-reel mechanical both on a wide-body and a standard platform. And we'll begin delivering those in calendar Q2, and those have a slightly higher conversion cost than our existing units, because that will involve a new hardware platform. But it's not a significant conversion cost. And of course, as I said, we're going to look very carefully on a facility-by-facility basis and analyze the best mix of products for our customers and for our shareholders, and make sure that we've got the right mix in each facility. Our content and our games on a level playing field do very well, so we would expect some of that mix to be our own content. We also are going to do a very strict financial analysis, and if it makes more sense to put WMS and Aristocrat games in there, well, obviously, that's what we'll be doing because our customers will be demanding it. So we're very pleased with the big variety of games and content that we're going to be able to offer the market.

RYAN  WORST,  BREAN  MURRAY -  ANALYST:  OK.  And then  just one last  question:
Clifton, I think you mentioned something about the fiscal first quarter as being disappointing. Could you provide some more color on that?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Sure. Let me say that across all markets, we have been very disappointed with the hold per day on our installed fleet. Ryan, you have followed this story long enough to know that we do have seasonality in our business, and that our fiscal first quarter has always been the quarter which is our lowest quarter on a basis where we just look at the hold per unit out there. Now, we have a lot of choppiness in the past because of sales and other things in other markets, but in the primary Oklahoma market it's always been slow. In addition to that, we have some expenses that are unique to this quarter that are related to our change in strategy in Oklahoma, and the new strategy is, we believe, so powerful that we have decided to incur some costs this quarter that will launch our new direction in Oklahoma.

OPERATOR: Your next question comes from David Bain with Merriman.

DAVID BAIN, MERRIMAN CURHAN FORD - ANALYST: Thanks. Hey Clifton, you spoke of new niche markets, and you've been able to find some in the past of significance. Is there anything in `07 that you can speak to that, maybe like Mexico, how you view Mexico longer term? Anything of that size?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: David, thank you for your question. We believe that the next legislative sessions in most of the United States offer the most exciting opportunity to get new gaming legislation passed, either for video lottery jurisdictions or for charity bingo jurisdictions. And we think that in the next 90 to 120 days, there will be legislation passed that will create new opportunities for us, but we believe most of them will be significant FY '08 opportunities rather than FY '07 opportunities. So our focus this year is going to be on exploiting the great opportunity we see with our new offerings in Oklahoma, and also developing the Mexico market into what we believe it can be for us.

DAVID BAIN, MERRIMAN CURHAN FORD - ANALYST: OK. And this is not too new of a concept, but in Oklahoma some of the more traditional suppliers have continued to mention they view it as a mature enough market to sell into rather than doing the historical participation model. Do you see that near term or even intermediate term?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: David, certainly once there is no longer any innovation, and there is no regulatory risk that games are being deployed that might have to be taken out of the market at a future date, once all of the innovation and risk of obsolescence and regulatory risk is gone, it is logical to assume that the customers who can would prefer to buy rather than to be on a revenue share. Approximately 5,000 machines in Oklahoma, we have on long-term revenue share agreements, and we do not think that they are at risk in the short term or intermediate term of going to a for-sale market. Also, many of the tribes have situations where they are either not able to go out and borrow money and buy the machines, or whether they prefer not to do that, so I think that Oklahoma will gradually become a mixed market, but I don't see any radical change occurring in the short term in that market.

DAVID BAIN, MERRIMAN CURHAN FORD - ANALYST: OK, Randy can you review any outstanding covenants out there to the extent that [they] could hamper potential diversification strategies or not?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO:Are you talking about on our current lending agreement?

DAVID BAIN, MERRIMAN CURHAN FORD - ANALYST: Yes.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: The current facility that we have in place certainly does have covenants that were set at a different time, and as I think we announced, we've already begun the process of renegotiating a new agreement. We don't see anything that's going to pose any immediate concern or threat to us. So, Randy?

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: The closest one that we have is the $60 million EBITDA covenant.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Yes the 12-month trailing EBITDA covenant, but we don't anticipate that being a problem for us.

DAVID BAIN, MERRIMAN CURHAN FORD - ANALYST: OK. And then just last question on Liberation. I mean we've seen a history of Bally Total Fitness, but is there anything else we can look to to try and gauge what they do when they enter the board of a company? I mean do they give advice on navigating the business, or do they stay out of that end of things? I mean what do they specifically do for you guys?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Let me say, as a result of the activism, we added two new directors. We have now had a series of telephonic and one in-person board meeting. I will have to say that I think that we have two good new directors who have been supportive of giving management appropriate direction on policy matters, and also giving management enough leeway that after the policy matters have been set that they let management operate the company on a day-to-day basis. So, I see the net addition of two new board members as being positive in the short, intermediate and long run.

DAVID BAIN, MERRIMAN CURHAN FORD - ANALYST: OK, great. Thanks, guys.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Thanks.

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: Sure.

OPERATOR: And we'll take our next question from Nic Van Broekhoven with Foyer Asset Management.

NIC VAN BROEKHOVEN, FOYER ASSET MANAGEMENT - ANALYST: Yes, hello. I was just wondering about the Strategic Review Committee that you mentioned, I think, when you announced that Manny Pearlman and Neil Jenkins would join the board, and that it was comprised of Mr. Maples and Mr. Pearlman. Will Bear Stearns report exclusively to them, or will it be to the entire board, or what is this committee going to do?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: The Strategic Review Committee is the subcommittee of the board that has the direct liaison to the Bear Stearns process. As you know, in any board of directors situation, one of the reasons that you establish subcommittees is so that you don't wear out your entire board in each and every meeting that management needs the board to take, or that the board independently needs to take. So we have [an] Audit Committee, Governance and Nominating committees, [a] Compensation Committee, and now [a] Strategic Review Committee; each of them have their own responsibilies. All of them include the other board members and management in their activities, but the strategic committee has the direct liaison activities with Bear Stearns, but contemporaneously keeps the entire board and management involved.

NIC VAN BROEKHOVEN, FOYER ASSET MANAGEMENT - ANALYST: OK, and regarding your new CFO, is there a problem? Do you have too many candidates that you can't chose? Why does it take so long? Because I remember on the last call, you said that you had hoped to get it finished before year end or long before year end, I think that was your words. Why, I mean we're now two weeks away from year end, why haven't you been able to find somebody?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: First, let me say I could not say enough superlatives about the job that Randy has done and how he's been ably supported by Shannon Brooks in his efforts. It would be disingenuous of me if I said anything other than certainly, because of the activism and the strategic review process, I believe that that has been a concern to many of the candidates that we've had. Finally, we are headquartered in Austin, Texas, and there aren't a large number of public corporations here in Austin, and so, any of our candidates that meet all of the requirements that we think best serve our shareholders probably means a move and uprooting their families and moving to Austin. I think we are now in a position where some of the uncertainty that confronted some of our earlier candidates that we talked to about this opportunity have been removed, and so I think we are in a position to make better progress on that in the immediate future.

NIC VAN BROEKHOVEN, FOYER ASSET MANAGEMENT - ANALYST: OK, then, well two quick questions: One, I think there was also--is there still another board member going to join? And then the other one, running a buy back. I don't see why you need Bear Stearns to see your stock is achieving, and to buy back a lot more of your stock, and you're going to wait until your--the progress comes through and your stock's [price is] going to be a lot higher. So why don't you just buy a lot more now? What is--I mean, I heard you answering some of the questions before regarding the buy back; I still don't really believe that should be such a problem. If you get your credit facility in order, why can't you just buy back aggressively in the market at these prices?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Our board's decision to increase the limit on our authorization to buy back stock was independent of the Bear Stearns process, and that should not be viewed as a result of the Bear Stearns process, but an expression of the board's confidence in the long-term future of the company, and so we certainly don't need Bear Stearns to tell us that the stock is a value today, and we are not waiting on them to instruct us to buy back stock.

NIC VAN BROEKHOVEN, FOYER ASSET MANAGEMENT - ANALYST: OK, and then about the other board member. Is there going to be another board member?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Oh, thank you so much. The Nominations Committee is in fact in the process of reviewing applicants for the board, and the board may decide, in fact, to get a firm involved to help us see a broader group of candidates for that, but we would expect, at some time in the future to add a seventh board member.

NIC VAN BROEKHOVEN, FOYER ASSET MANAGEMENT - ANALYST: OK, thank you.

OPERATOR:  And the  next  question  comes  from  Pat  Corcoran  with  Investment
Services.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Pat?

OPERATOR: And sir, your line is open. At this time we'll move on to Justin Orlando with Dolphin Management.

JUSTIN ORLANDO, DOLPHIN MANAGEMENT - ANALYST: Clifton, I want to commend you on making the strategic switch that you've made here, and it seem like you've turned Oklahoma, and so I just wanted to come out and say that to you first.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Thank you for that, we think it is--we've made a very important firm and that with variety of platforms and content that we can offer the market on an interface that we have already completed, so we can move very quickly to get these units installed in the market. It is going to be great for our shareholders, so thank you for making that point.

JUSTIN ORLANDO, DOLPHIN MANAGEMENT - ANALYST: Sure, and maybe you could help me a little bit, you mentioned that with one of your previous questions, that there were some extraordinary costs that you think that Q4 is going to experience, and we're pretty much almost through it here, so could you give us an order of magnitude on what--on some of these extraordinary costs, and so that we can have an idea of how to think about the Q1 guidance here?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Well, first the fact is--let me give you some background. Earlier in the year, when we thought that network gaming under the compact was going to be where Oklahoma was going to settle, we entered into some agreements so that we had some availability [of] some content that we could run on networked games under the compact. Since the market has very rapidly gone to stand-alone games, some of the licenses that we have purchased, we now conclude, with our emphasis on changing to stand-alone game, would not be useful to us in the future. So part of the expenses this quarter are associated with that. Another group of expenses are associated with the development of our own stand-alone platform. Those development costs, in large part for the hardware portion of that, are behind us, and that impacted this quarter. Let me say that the predominant cost in this--shortfall in this quarter is a revenue shortfall, not attributed to the increase in expenses, but just to the fact that there has been disappointing revenue performance across many of our markets. Randy, do have any other color you would like to add to the specific question?

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: I think you just pointed out the revenue and the hold per day from our Reel Time Bingo units is significantly off from our fourth quarter, so that accounts for most of the shortfall.

JUSTIN ORLANDO, DOLPHIN MANAGEMENT - ANALYST: OK, thank you guys very much.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Thank you.

OPERATOR: And we'll take our next question from David Vas with Banc of America.

DAVID VAS, BANC OF AMERICA - ANALYST: Thanks, good morning guys.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Hey, David.

DAVID VAS, BANC OF AMERICA - ANALYST: Listen, can you list some reasons why you have more confidence at this point in the speed of the--or the acceleration, I should say, of the Mexico market [indiscernible]?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Simply because we have our own staff on the ground in Mexico that is working in association with our customer down there, and we know where they are on having made arrangements for the real estate, and where they are on the construction to finish out the real estate. So they are much farther along in arranging leases and starting the construction and finish-out process. And so we have more confidence because we know where they are on that. We have more visibility into that.

DAVID VAS, BANC OF AMERICA - ANALYST: Right. So you have the sites already. You know exactly where the sites are already?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: We know where our customer's sites are and where they are in the negotiations in leases and construction contracts.

DAVID VAS, BANC OF AMERICA - ANALYST: OK.

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: For the near term, David, we also have some shipping awareness because of planning for getting the units through customs and down to Mexico. So we have near-term visibility.

DAVID VAS, BANC OF AMERICA - ANALYST: This past year, I think we've seen--you guys were cash flow negative. Am I right in forecasting a cash flow positive '07, from what you can tell today?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: We certainly believe so, yes. And as you know, this quarter, we've ended the last of our--the quarter that we're in, we've finished the last of our fundings of development agreement commitments that we have on the table today. So our...

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: There's one commitment that we don't expect to continue to fund.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: ...that we don't expect to fund, right. And in addition to that, we've discussed the fact that our major expenditure in the quarter that we're in and next quarter will be the placement of the stand-alone units. And so we think that we have good visibility on what it's going to require in our major markets. We have on hand the player stations that we're going to use in our international and other markets where we see expansion during the year, so we think we're very well positioned to keep expenditures low after we get these purchases of the stand-alone units behind us.

DAVID VAS, BANC OF AMERICA - ANALYST: OK, so, it's fairly safe to say that from where you sit today, EBITDA in the first quarter will be the bottom? As far as you can see today.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: We believe that.

DAVID VAS, BANC OF AMERICA - ANALYST: OK. Randy, last thing, could you help me break out from SG&A the R[esearch] & D[evelopment] cost?

RANDY CIESLEWICZ, MULTIMEDIA GAMES - INTERIM CFO: It was [indiscernable], but I believe it's $5.1 million. $5.2 million for the quarter.

DAVID VAS, BANC OF AMERICA - ANALYST: OK. Fantastic. Thanks.

OPERATOR: And we'll take our next question from Kent Holden with Gagnon.

KENT HOLDEN, GAGNON SECURITIES - ANALYST: Good morning. Congratulations. I wanted to ask a question about the stand-alone products in Oklahoma. The replacement machines that you're taking out, what becomes of them?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: We have a use for them in our commitments that we have in `07 to our customer in Mexico.

KENT HOLDEN, GAGNON SECURITIES - ANALYST: OK. And how many total pieces are we looking at?

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Well that of course depends on how many net removals we do in Oklahoma, and that will be driven by what the market dictates.

KENT HOLDEN, GAGNON SECURITIES - ANALYST: OK, but you had said you're currently at 13%, and you expect the majority of them to--

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Yes, and that will be a combination of our machines and purchased third-party machines. Then it's premature to know exactly how that mix will go, but certainly, based on the initial results and the timing, we anticipate that we will be buying a large number of machines in the next quarter and installing them.

OPERATOR: At this point Mr. Lind, please proceed with any closing or additional remarks.

CLIFTON E. LIND, MULTIMEDIA GAMES - PRESIDENT & CEO: Thank you, Operator. We've obviously given you a lot of information to digest this morning. Most meaningful is a trend towards improved results, beginning this next fiscal quarter. We look forward to reporting to you on a productive 2007. We look forward to the new process where we'll be giving you new information to gauge our progress on a monthly basis, and we want you to look forward to our first mid-January update. And then early in February, our Q2 FY '07(2) results. Thank you, Operator.

OPERATOR: Thank you sir.

--------------------------------

(2) Mr. Lind misspoke during this sentence of the teleconference. He intended to refer to the first-quarter fiscal year 2007 results.